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                                                                EXHIBIT 99.5

                             NETWORK APPLIANCE, INC.
                         NOTICE OF GRANT OF STOCK OPTION

            Notice is hereby given of the following option grant (the "Option") to purchase shares of the Common Stock of Network Appliance, Inc. (the "Corporation"):

            OPTIONEE:  1~

            GRANT DATE:  2~

            EXERCISE PRICE:  $3~ per share

            NUMBER OF OPTION SHARES:  4~ shares

            EXPIRATION DATE:  5~

            TYPE OF OPTION:  Non-Statutory Stock Option

            NORMAL EXERCISE/VESTING SCHEDULE: All the Option Shares are immediately vested, and the Option shall become exercisable for those Option Shares upon the expiration of the six (6)-year period measured from the Grant Date, whether or not Optionee continues in Service throughout that period.

            ACCELERATED EXERCISE SCHEDULE: The Option shall become exercisable on an accelerated basis during Optionee's period of Service in accordance with the following schedule:

                  - Upon Optionee's completion of six (6) continuous months of
            Service at any time within the six (6)-year period measured from the Grant Date, the Option shall become exercisable for one-sixth of the Option Shares. Upon the Optionee's completion of each additional month of Service thereafter within that six (6)-year period, the Option shall become exercisable for an additional one-thirty-sixth of the Option Shares.

            Optionee agrees to be bound by the terms of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A.
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            No Employment or Service Contract. Nothing in this Notice or in the attached Stock Option Agreement shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.

            Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

DATED:_________________________, 1997


                                          NETWORK APPLIANCE, INC.

                                          By:___________________________________

                                          Title:________________________________


                                          ______________________________________
                                          1~, OPTIONEE

                                          Address:______________________________

                                          ______________________________________



ATTACHMENTS
Exhibit A - Stock Option Agreement


                                       2.